EXHIBIT 99.1

CDTi Reports Third Quarter 2014 Financial Results

Oxnard, Calif., November 7, 2014 -- Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or the “Company”), a leader in advanced emission control solutions, reported financial results for the third quarter ended September 30, 2014.

“While our third quarter results were lower than expected, I am encouraged by the significant progress we are making as we focus on developing our advanced materials platform to drive sustained profitability,” stated Chris Harris, CDTi’s President and CEO. “We recently announced the receipt of two foundational patent grants within our new Spinel™ technology platform, which could conceivably power multiple catalytic product lines. Spinel™ technology has the potential to be highly disruptive to the traditional platinum-based and rare earth-based catalytic device industry and is the driving force behind our evolution into an advanced materials company. The Spinel™ technology enables us to begin a shift in how we pursue the emission control market as we expect to deploy it in coating our own catalysts as well as make it available to other catalyst coaters for potential use in a proprietary powder form or with other business models.

“Over the past several months, we have established strategies to drive growth in our Heavy Duty Diesel Systems division. As such, we anticipate some incremental traction from the DuraFit™ rollout during the fourth quarter, which addresses the multi-million dollar replacement filter market. We expect both our Catalyst and Heavy Duty Diesel Systems initiatives to contribute more meaningfully to revenue beginning in 2015.

“Looking ahead, we remain confident in our ability to establish strong, profitable growth for the Company. We are focused on initiatives to align our assets and cost structure with our advanced materials strategy while continuing to make prudent investments in our future. It will take time for these initiatives to take hold; however, we are making important strides toward achieving our growth goals and I am excited about our future,” concluded Harris.

Financial Highlights – Third Quarter 2014 compared to 2013

On October 21, 2014, the company announced the sale of its standard exhaust and specialty parts business, which is now classified as discontinued operations.

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Total revenue from continuing operations was $9.3 million compared to $13.3 million. Including discontinued operations, revenue was $10.3 million and $14.2 million, respectively.

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Catalyst division revenue, excluding intercompany sales, was $5.6 million compared to $6.2 million due to a decrease in sales volume to an OEM customer.

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Heavy Duty Diesel Systems division revenue was $3.7 million compared to $7.1 million due to a decrease in retrofit demand.

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Gross margin was 31.4% for both the current and year-ago quarters. This represents the Company’s fifth consecutive quarter with gross margins above 30%.

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Total operating expenses were $5.3 million and included approximately $0.8 million in severance expense and other charges. This compares to operating expenses of $4.1 million in the third quarter of 2013.

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Net loss was $1.6 million, or $0.13 per share, and included a loss of $0.2 million from discontinued operations. This compares to a loss of approximately $1.1 million, or $0.12 per share, in the same period last year.

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The weighted average common shares outstanding were 12.4 million in the current quarter compared to 9.2 million in the third quarter of 2013. The increase in the number of shares was due principally to the equity offerings completed on July 3, 2013 and April 4, 2014.

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The Company ended the third quarter with $4.9 million of cash, compared with $3.9 million at December 31, 2013.

David Shea, CDTi’s CFO, stated: “Subsequent to the end of the third quarter, we have taken additional actions to further strengthen our financial and operating foundation. To better align our existing assets with our future vision for the company, we divested our standard exhaust and specialty parts business in October. In addition, on November 4th, we raised $4.4 million in gross proceeds in an offering of common stock and warrants, which will help support our working capital needs while we execute on our advanced materials strategy. Looking ahead, we will continue to evaluate opportunities to improve our balance sheet and financial flexibility to position us for growth.”

Financial Highlights – Nine months ended September 30, 2014 compared to 2013

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Total revenue was $32.6 million compared to $37.4 million.

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Catalyst division revenue, excluding intercompany sales, was $16.5 million compared to $17.7 million.

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Heavy Duty Diesel Systems division revenue was $16.0 million compared to $19.7 million.

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Gross margin was 32.2%, compared to 27.5%.

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Total operating expenses were $15.0 million, compared to $13.4 million.

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Net loss was $6.6 million, or $0.57 per diluted share, and included income of $0.2 million from discontinued operations, compared to net loss of $4.6 million, or $0.58 per share, in the same period last year.

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Weighted average common shares outstanding were 11.5 million for the first nine months of 2014 compared to 7.9 million in the same prior year period.

Conference Call and Webcast Information

CDTi will host a conference call and simultaneous webcast over the Internet beginning at 8:00 a.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial +1 (877) 303-9240 and use confirmation code 23263233. International participants should dial +1 (760) 666-3571 and use the same confirmation code. The conference call will be webcast live on CDTi's website at www.cdti.com under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days and a full transcript for one year.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology and other related technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. CDTi is headquartered in Oxnard, California and currently has other operations in the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements Safe Harbor

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of words such as “believe(s)”, “expect(s)”, “anticipate(s)”, “plan(s)”, “may”, “will”, “would”, “intend(s)”, “estimate(s)” or similar expressions, as well as other words or expressions referencing future events, conditions or circumstances, whether in the negative or affirmative. Examples of forward-looking statements contained in this press release include, among others, those regarding CDTi’s focus on developing its advanced materials platform to drive sustained profitability, the effects and anticipated uses of Spinel™ technology and related patents, the evolution of CDTi into an advanced materials company, marketing, business and growth strategies, traction from the DuraFit™ rollout, market opportunities, anticipated contributions from initiatives and investments, establishment of strong, profitable growth, focus on initiatives to align assets and cost structure while making prudent investments, evaluation of opportunities to improve CDTi’s balance sheet and financial flexibility, and effects of CDTi’s technology and products. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, without limitation, (a) CDTi’s potential inability to (i) reduce operating costs or increase sales, (ii) realize benefits from investments, (iii) obtain funding, (iv) successfully realign its strategic path or execute its technology strategy, (v) maintain or establish relationships with customers, (vi) protect its intellectual property, (vii) attract or retain qualified personnel, (viii) successfully market new products, (ix) obtain or retain product approvals or verifications, or (x) receive market acceptance of its products; (b)  the lack of available of funding for emission control programs; (c) the lack of enforcement or further tightening of emission standards; (d) loss of technology to third parties under contractual arrangements; (e) restrictions on selling products in Asia; (f) liabilities for indemnity claims; (g) changes in governmental standards; (h) competitive, regulatory and marketing factors; and (i) the risks and uncertainties discussed or referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com

cmattison@lhai.com

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Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended September 30,		9 Months Ended September 30,
	2014	2013	2014	2013
Revenues	$9.3	$13.3	$32.6	$37.4
Gross profit	2.9	4.2	10.5	10.3
Gross margin	31.4%	31.4%	32.2%	27.5%

Operating expenses:
Selling, general and administrative	$2.7	$2.9	$9.2	$9.9
Research and development	1.8	1.2	4.6	3.4
Severance and other charges	0.8	-	1.2	0.1
Total operating expenses	5.3	4.1	15.0	13.4

Income (loss) from continuing operations	(2.4)	0.1	(4.5)	(3.1)
Other income (expense)	0.9	(1.1)	(1.8)	(1.6)
Loss from continuing operations before income tax	(1.5)	(1.0)	(6.3)	(4.7)
Income tax expense (benefit) from continuing operations	(0.1)	0.1	0.2	-
Net loss from continuing operations	(1.4)	(1.1)	(6.5)	(4.7)
Discontinued operations	(0.2)	-	(0.1)	0.1
Net loss	$(1.6)	$(1.1)	$(6.6)	$(4.6)

Basic and diluted EPS	$(0.13)	$(0.12)	$(0.57)	$(0.58)
Weighted shares outstanding (in millions)	12.4	9.2	11.5	7.9

Clean Diesel Technologies, Inc.

Summary Segment Information (unaudited)

($ millions)

	3 Months Ended September 30,		9 Months Ended September 30,
	2014	2013	2014	2013
Revenue
Heavy Duty Diesel Systems	$3.7	$7.1	$16.1	$19.7
Catalyst	6.2	7.2	18.3	19.9
Eliminations	(0.6)	(1.0)	(1.8)	(2.2)
Total	$9.3	$13.3	$32.6	$37.4

(Loss) income from operations
Heavy Duty Diesel Systems	$(0.7)	$0.7	$0.2	$0.2
Catalyst	0.1	0.6	0.7	0.9
Corporate	(1.8)	(1.2)	(5.4)	(4.3)
Eliminations	-	-	-	0.1
Total	$(2.4)	$0.1	$(4.5)	$(3.1)

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

($ millions)

	As of
	September 30, 2014	December 31, 2013
Total current assets	$19.3	$16.8
Total assets	$30.0	$28.4
Total current liabilities	$18.9	$14.7
Total long-term liabilities	$3.7	$8.3
Stockholders’ equity	$7.2	$5.4

Short-term debt	$7.5	$2.3
Long-term debt	$3.0	$7.5

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